Exhibit 10.3

AMENDED AND RESTATED HEAD MANAGEMENT AGREEMENT

          This Amended and Restated Head Management Agreement (this “Agreement”), dated as of August 5 , 2015, between Pyxis Tanker Inc. (the “Company”), in its own capacity and as agent for each of the vessel owning subsidiaries identified in Schedule A hereto that will be acquired by the Company together with any additional subsidiaries that may acquire vessels or enter into newbuilding contracts in the future (the “Subsidiaries”), and PYXIS MARITIME CORP. (“Maritime”).

          Whereas the Subsidiaries are the registered owners of the ships (the “Vessels”) described in Schedule A annexed hereto, it being understood that such Schedule will be deemed amended for any ships or ships under construction that will be acquired by the Subsidiaries in the future; and

          Whereas the Company desires Maritime to provide, subject to the terms and conditions set forth herein, certain administrative and management services in respect of the Vessels and/or to the Company, and Maritime is willing and able to provide such services ; and

          Whereas the Company and Maritime entered into a Head Management Agreement on March 23, 2015 and the parties wish to amend that agreement and restate it in its entirety as set forth herein.

          Now therefore, in consideration of the foregoing and for other good and valuable consideration, the parties hereto agree as follows:

1. APPOINTMENT

    (a)    Maritime is hereby appointed by the Company as ship manager and Maritime hereby agrees to act as ship manager of the Vessels and to the Company.

    (b)    Maritime undertakes to use its best efforts to provide the following services (the “Ship Management Services”) to the Vessels and for any Vessels to be acquired in the future, namely: commercial, sale and purchase, provisions, insurance, bunkering and lubricants, operations and maintenance, dry-docking and newbuilding construction supervision, and unless otherwise agreed by the parties, to oversee:

(1)	the crewing and technical management for all the Vessels, which crewing and technical management will be conducted by International Tanker Management Ltd. (“ITM”) and/or such other satisfactory person to be agreed between the parties; and

(2)	the chartering for the Vessels set forth on Schedule A-l, which chartering will be conducted by North Sea Tankers BV (“NST”) or such other satisfactory person to be agreed between the parties.

Notwithstanding the foregoing, the parties acknowledge that in performing the Ship Management Services, Maritime may use and/or subcontract the Ship Management Services to other agents, consultants, brokers, etc., some of which may be affiliates of Maritime.

    (c)    Maritime shall render advice and provide executive, financial, accounting and other administrative services (the “Administrative Services”) to the Company from time to time, including, but not limited to, the services of a chief executive officer, a chief financial officer, a senior vice president for corporate development and general counsel (who will serve as secretary of the Company), a chief operations officer, one or more internal auditors and a secretary and such other matters as may be mutually agreed between Maritime and the Company. The executive services shall only be performed by the following persons: President and Chief Executive officer by Valentios Valentis, Senior Vice President for Corporate Development and General Counsel by Antonios Backos, and Chief Operating Officer by Konstantinos Lytras. The candidates for Chief Financial Officer, the internal auditor(s) and the secretary performing these services or replacements for any of the individuals performing the services must first be approved by the Company in writing in advance. Maritime shall render the services at one or more suitable locations selected by the parties.

    (d)    Maritime undertakes to use its best efforts to provide the following additional services to the Company as part of the Administrative Services:

(1)	compliance with SEC rules and regulations, compliance with Sarbanes-Oxley and various other services related to the proper administration of the Company’s obligations for the proper operation of the Vessels; and

(2)	furnish office space at Maritime’s offices for the reasonable use of the Company’s business.

    (e)     The terms of conditions under which Maritime will provide the Ship Management Services to the Vessels are set out in the attached BIMCO standard Ship Management Agreement (the “Shipman”) as amended, which is hereby attached as Schedule B. Each Subsidiary has signed or will sign a separate management agreement with Maritime. The terms and conditions of this Agreement in relation to the Ship Management Services to be provided by Maritime to the Vessels shall prevail over the terms and conditions of the Shipman to the extent the two are inconsistent or in conflict. The parties acknowledge that each Subsidiary has entered or will also enter into separate management agreements with ITM, NST and to the extent required or customary, with any other agents, consultants, brokers used by Maritime to provide the Ship Management Services.

    (f)     In the exercise of its duties to the Vessels, Maritime shall act faithfully and diligently according to prudent shipping management standards and is entitled to provide the services in its own discretion, subject however to the terms and conditions of the Shipman.

2. TERM

The engagement of Maritime start ed as of March 23, 2015 and shall continue through March 23, 2020 (the “Initial Term”) and shall automatically be renewed thereafter for five (5) years unless terminated by the Company or Maritime by written notice to the other on or before the 90th day preceding the scheduled termination date, unless sooner terminated as hereinafter provided in Section 5 below.

3. REMUNERATION

In consideration of Maritime’s Services, the Company will pay Maritime a fee broken down in two parts:

(1)	for the Ship Management Services, a daily fee payable by each Subsidiary of USD 325 per day per vessel while its vessel is in operation, including in any pool arrangements (or USD 160 per day per vessel for Subsidiaries that contract out the chartering of the vessels to NST or others, which amount will be reset yearly to reflect the average USD/Euro exchange rate for the prior 12 months), USD 250 per day while its vessel is under bareboat charter, and USD 450 per day while its vessel is under construction (as well as an additional daily fee, dependent on the seniority of the personnel, to cover the cost of engineers employed to conduct vessel supervision). These amounts will be adjusted annually (every February but valid retroactively since January 1st) for the official inflation rate in Greece or such other country where Maritime is headquartered for the preceding year. Maritime shall also be entitled to commissions for vessels’ sales and the arrangement of charter hire agreements for the vessels, in each case in amounts set forth in the Shipman; and

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(2)	for the Administrative Services, a lump sum fee payable directly by the Company of $1,600,000 per annum (the “Administration Fee”) payable in advance in four quarterly installments. Th e amount of the Administration Fee will be adjusted annually (every February but valid retroactively since January 1st) for inflation as measured by the official inflation rate in Greece or such other country where Maritime is headquartered for the preceding year ; provided that if this Agreement is terminated (i) pursuant to Section 5(a)(2) and a Change of Control (as defined below) occurs within a 12-month period following the date of such termination or (ii) pursuant to Section 5(a)(4), then the Company will pay Maritime, in a lump sum no later than twenty (20) days after the date of termination or the date of the Change of Control (whichever is later), an amount equal to two and one-half (2.5) times (x) the Administration Fee .

4. EXPENSES

In order to facilitate Maritime’s carrying out its duties hereunder to the Company, the Company shall promptly reimburse Maritime for all reasonable expenses paid or incurred by or on behalf of Maritime in the performance of Maritime’s Services and shall reimburse Maritime for any fees and/or commissions charged to Maritime by other agents, consultants, brokers, etc.

5. TERMINATION

    (a)     This Agreement can be terminated:

(1)	for cause, which shall mean a party’s willful misconduct in any material respect, or the material breach or material failure by a party to perform its duties or responsibilities hereunder or under any of the Shipmans, which shall not have been cured within ten (10) business days after receipt of written notice;

(2)	on at least 90 days written notice prior to the end of the Initial Term or prior to the expiration of any applicable renewal term;

(3)	if the Company or Maritime ceases to conduct business, or all or substantially all of the properties or assets of either party is seized or appropriated;

(4)	upon a Change of Control; or

(5)	the Company or Maritime files a petition under any bankruptcy law or make an assignment for the benefit of their creditors, or otherwise seeks relief under any law for the protection of debtors or adopts a plan of liquidation or a petition shall be filed against the Company or Maritime seeking to have it declared an insolvent or a bankrupt, and such petition is not dismissed or stayed within 90 days of its filing, or if the Company or Maritime shall admit in writing its insolvency or its inability to pay its debts as they mature, or if an order is made for the appointment of a liquidator, manager, receiver or trustee of Company or Maritime of all or a substantial part of its assets, then this Agreement shall forthwith terminate and be of no further force and effect.

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(b) As used herein, the term “Change of Control” means the occurrence of any of the following:

(1)	any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Valentios Valentis or entities which he directly or indirectly controls (as defined in Rule 12b-2 under the Exchange Act), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Voting Stock of the Company;

(2)	the sale of all or substantially all of the Company’s assets in one or more related transactions within a 12-month period to a “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) other than such a sale (A) to a subsidiary of the Company which does not involve a change in the equity holdings of the Company or (B) to Valentios Valentis or entities which he directly or indirectly controls;

(3)	any merger consolidation, reorganization or similar event of the Company as a result of which the holders of the Voting Stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty percent (50%) of the Voting Stock of the surviving entity; or

(4)	the majority of the Board of Directors of the Company becomes comprised during a 12-month period of individuals other than members of the Board of Directors on the date immediately following the effective date of the consummation of the merger transaction contemplated by the Agreement and Plan of Merger, dated April 23, 2015, by and among the Company and other parties thereto (“Incumbent Directors”); provided, that any individual becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

For purposes of Section 3 and 5 only, the term “Company” shall be deemed to include any entity that succeeds to all or substantially all of the business of the Company, and “Voting Stock” shall mean capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of a corporation.

6. CONFIDENTIAL INFORMATION

Maritime agrees that, during its engagement by the Company and at all times thereafter, it will not disclose to others except to its employees, agents, advisors or representatives, directly or indirectly, any confidential information, which is in the nature of trade secrets, relating to the business, prospects or plans of the Company or the Subsidiaries. Upon termination of the engagement with the Company, Maritime shall surrender to the Company any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in its or its agents or representatives’ possession which contain any such confidential information.

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7. NONEXCLUSIVE ENGAGEMENT

During the term of this Agreement, Maritime shall be permitted to engage in such other business activities and perform services for entities other than the Company and the Subsidiaries; provided, however, Maritime shall at all times provide sufficient staffing to satisfactorily perform the Services to be provided hereunder and Maritime’s engagement in rendering services to entities other than the Company shall not substantially interfere with or adversely affect its provision of the Services hereunder.

8. NOTICES

Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given and received when delivered personally or three (3) days after mailing, if mailed by registered or certified mail, return receipt requested. Either party may change its mailing address for the purposes of this Agreement by notice to the other as herein provided.

9. AUTHORITY

The Company represents to Maritime that this Agreement has been duly authorized on behalf of the Company by its Board of Directors. Maritime represents to the Company that this Agreement has been duly authorized on behalf of Maritime by its Board of Directors, that it is free to enter into this Agreement and that its entering into this Agreement does not violate any obligation that it has to any other person or legal entity.

10. SEPARABILITY

In the event that any provision of this Agreement would be held to be invalid or unenforceable for any reason unless narrowed by construction, this Agreement shall be construed as if such invalid or unenforceable provision had been more narrowly drawn so as not to be invalid or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

11. MISCELLANEOUS

   (a)     This Agreement sets forth the entire understanding of the Company and Maritime with respect to the subject matter hereof and cannot be amended or modified except by a writing signed by each of the parties hereto. No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by either the Company or Maritime in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or Maritime of any right or remedy under this Agreement preclude any of them from otherwise or further exercising the rights or remedies contained herein, or any other rights or remedies granted by any law or any related document.

   (b)     The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said Sections.

   (c)     This Agreement shall be deemed to be a contract under the laws of Greece and shall be construed and enforced in accordance with the laws of said state. Any dispute under this Agreement shall be determined exclusively by the Courts of Athens. However, for disputes arising between the Subsidiaries and Maritime, the choice of law and the jurisdiction are governed by the terms of the Shipman.

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(d)           This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, taken together, shall constitute a single original document.

(e)           It is understood and agreed among the parties that in rendering services hereunder, Maritime is an independent contractor of the Company and shall not be deemed to constitute a director, officer or employee of the Company solely in respect of this Agreement.

(f)           The Company shall have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement or arising from any payments made or to be made hereunder or thereunder.

(g)           The provisions of this Agreement which by their terms call for performance subsequent to termination of this Agreement shall so survive such termination.

(h)           This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other parties hereto.

(i)            The Company hereby confirms to and agrees with Maritime with respect to any and all matters arising out of or in connection with its engagement as a ship manager hereunder, that Maritime shall be entitled to receive the benefits of all indemnification provisions contained in the bylaws of the Company to the fullest extent permitted by applicable law at the time of the assertion of any liability against Maritime. Without limiting the generality of the foregoing, the Company hereby covenants and agrees that Maritime shall be entitled to receive any and all indemnification to which Maritime would have been entitled had it or they acted as an officer or director of the Company, including, without limitation, such indemnification benefits as may hereafter be extended or otherwise made available by the Company to its executive officers.

Maritime shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal proceedings in which Maritime’s assistance may be requested by the Company. Such cooperation shall include, among other things, making documents in Maritime’s custody or control available to the Company or its counsel, making itself available for interviews by the Company or its counsel, and making itself available to appear as a witness, at deposition, trial or otherwise. Any and all reasonable and necessary vouchered out-of-pocket expenses incurred by Maritime in fulfilling its obligations under this paragraph 11 (i) shall be reimbursed by the Company.

The provisions of this Section 11 (i) shall survive the termination or expiration of this Agreement.

(signatures begin on next page)

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Head Management Agreement as of the date first written above.

PYXIS TANKERS INC.

By:	/s/ Valentios Valentis
Name: Valentios Valentis
Title: CEO

PYXIS MARITIME CORP.

By:	/s/ Valentios Valentis
Name: Valentios Valentis
Title: President

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SCHEDULE A
TO AMENDED AND RESTATED HEAD MANAGEMENT AGREEMENT

As of   June * , 2015

(Subsidiaries, Vessels)

SECONDONE CORP.*	Northsea Alpha
THIRDONE CORP.*	Northsea Beta
FOURTHONE CORP.*	Pyxis malou
SIXTHONE CORP.*	Pyxis Delta
SEVENTHONE CORP.*	Pyxis Theta
EIGHTHONE CORP.*	Pyxis Epsilon

* To be transferred to the Company prior to closing of the merger transaction contemplated by the Agreement and Plan of Merger, dated April 23, 2015, by and among the Company and other parties thereto.

SCHEDULE A-1

(NST commercially-managed Vessels)

Northsea Alpha
Northsea Beta

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SCHEDULE B
TO AMENDED AND RESTATED HEAD MANAGEMENT AGREEMENT

(BIMCO Ship Management Agreement)

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